Exhibit 10.17

AGREEMENT FOR PURCHASE AND SALE OF PROPERTY

by and between

HARBOR BAY ACQUISITION LLC,

as Seller,

and

PEET’S COFFEE & TEA, INC.,

as Purchaser

AGREEMENT FOR PURCHASE AND SALE OF PROPERTY

List of Exhibits

Exhibit A	Legal Description of Land and Parcel Map 8574
Exhibit A-1	Land with Proposed Lot Line Adjustment
Exhibit A-2	Put Option Parcel
Exhibit B	Site Plan
Exhibit C	Base Building Specifications
Exhibit D	Purchase Price Formula
Exhibit E	Preliminary Purchase Price

i

Exhibit F	Construction of Improvements
Exhibit F-1	Milestone Schedule
Exhibit G	Form of Deed
Exhibit H	Form of Assignment
Exhibit I	Form of Construction Contract
Exhibit J	Due Diligence Items
Exhibit K	Form of Mechanics’ Lien Indemnity
Exhibit L	Form of Memorandum of Agreement
Exhibit M	Form of Architect’s Contract
Exhibit N	Form of Fremont Consent

ii

AGREEMENT FOR PURCHASE AND SALE OF PROPERTY

This Agreement for Purchase and Sale of Property (“Agreement”) is entered into as of November 29, 2005 by Harbor Bay Acquisition LLC, a Delaware limited liability company (“Seller”), and Peet’s Coffee & Tea, Inc., a Washington corporation (“Purchaser”).

Recitals

A. Seller is the fee simple owner of certain real property located on Harbor Bay Parkway in the City of Alameda, County of Alameda, California (“Land”), consisting of approximately 461,584 square feet, as more particularly described on Exhibit A attached to and incorporated in this Agreement.

B. Seller will construct on the Land a building and related site improvements (“Improvements”) generally as shown on the site plan attached hereto and incorporated herein by reference as Exhibit B and in accordance with the Base Building Specifications attached hereto and incorporated herein by reference as Exhibit C.

C. Upon the Completion of the Improvements (as defined below), Purchaser desires to purchase the Land and the Improvements (collectively, the “Property”) on the terms and conditions in this Agreement.

D. Seller desires to sell the Property to Purchaser and Purchaser desires to purchase the Property from Seller, all on the terms and conditions in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt, adequacy, and sufficiency of which are acknowledged, the parties agree as follows:

Section 1. Definitions.

As used in this Agreement the following terms have the following meanings (the meanings to be applicable to both the singular and plural forms of the defined terms):

Architect means Fee Munson Ebert Architecture & Design or any successor approved pursuant to the terms of Exhibit F hereto.

Architect’s Contract means the contract between Seller and the Architect, which provides for architectural, structural and civil engineering and landscape design services, substantially in the form attached hereto as Exhibit M.

Base Building Specifications means the written specifications, including the preliminary site plan and preliminary elevation, approved by Seller and Purchaser and attached as Exhibit C to this Agreement.

Bidding Process means pricing of the completed Construction Documents approved by Seller and Purchaser. Upon approval of the Construction Documents by Purchaser and Seller, the General Contractor shall obtain competitive bids for all major divisions of construction from responsible subcontractors and suppliers. Such proposals shall be reviewed by the General Contractor, Purchaser and Seller and, upon agreement among them, the General Contractor shall provide a guaranteed maximum price using the form of Construction Contract, including the fees and general conditions costs, set forth in Exhibit I.

Closing means the close of Escrow in accordance with Section 15 of this Agreement.

Closing Date means the date on which the Closing occurs, which will be no later than thirty (30) but no earlier than five (5) days after Substantial Completion of the Improvements, but in no event earlier than November 1, 2006, as designated by at least fifteen (15) days’ prior notice from Seller to Purchaser; however, the Closing Date may be extended as a result of any Permitted Delays, subject to the termination right in Section 8(a) of this Agreement.

Construction Contract means the construction contract between Seller and the General Contractor, which provides for the construction of the Improvements in accordance with the Construction Documents, substantially in the form attached hereto as Exhibit I.

Construction Documents means the final drawings and specifications prepared and/or coordinated by the Architect and approved by Seller and Purchaser for construction of the Improvements, which final drawings and specifications shall be the logical extension of the Base Building Specifications attached as Exhibit C to this Agreement.

Construction Lender means an institutional lender, if any, making the Construction Loan to Seller.

Construction Loan means the loan to be made by Construction Lender, if any, to Seller to finance the construction of the Improvements.

Development Standards means existing development standards or requirements set forth in the Harbor Bay Business Park CC&R’s and the City of Alameda ordinance applicable to the Land.

Fremont means Fremont Investment and Loan or other holder of the Fremont Loan.

Fremont Consent means that certain written instrument enforceable against Fremont and substantially in the form attached hereto as Exhibit N.

Fremont Loan means the loan secured by the Fremont Mortgage.

Fremont Mortgage means that certain deed of trust in favor of Fremont Investment and Loan recorded June 20, 2003, Series No. 360606, Alameda Official Records, securing a promissory note in the original principal balance of Thirty-Three Million Five Hundred Thousand Dollars ($33,500,000).

General Contractor means J. M. O’Neill, Inc. or such other contractor with equivalent experience as may be designated by the parties pursuant to Exhibit F hereto.

Governmental Authority means the United States of America, the State of California, the County of Alameda, the City of Alameda, and any agency, authority, court, department, commission, board, or bureau of instrumentality of any of them.

Guaranteed Hard Costs mean the dollar amount of the guaranteed maximum price originally established by Seller and the General Contractor at the conclusion of the Bidding Process in accordance with the terms and conditions of the Construction Contract which Guaranteed Hard Costs for purposes of this Agreement shall i) be decreased for any and all decreases in the guaranteed maximum price established pursuant to the terms of the Construction Contract; and ii) shall be increased only for change orders approved by Purchaser to accommodate changes in the Construction Documents required by Purchaser or for change orders due to the actions of Purchaser or its contractors.

Land Put Option means Purchaser’s right to exclude from the Property the Put Option Parcel as shown on Exhibit A-2, subject to the terms of Section 2.

Milestone Schedule means the schedule set forth in Exhibit F-1, as it may be revised from time to time to reflect the effect of Permitted Delays.

Permitted Delay means any delay in the Substantial Completion of the Improvements resulting from changes requested by Purchaser (as evidenced by a change order approved by ; Purchaser in writing); Purchaser’s breach of this Agreement; acts of God; fire; earthquake; floods; explosion; unusual amount of inclement weather or other action of the elements; war; invasion; insurrection; riot; mob violence; sabotage; malicious mischief; inability (notwithstanding good faith and diligent efforts) to procure, or general shortage of, labor, equipment, facilities, materials, or supplies in the open market; failure of transportation; strikes, lockouts or union action (other than any strike resulting from acts or omissions of Seller or General Contractor); condemnation laws; requisition or order of government or civil or military or naval authorities; litigation involving a Person relating to zoning, subdivision, or other unusual or unforeseeable governmental action or inaction pertaining to the Property or any portion of it; inability (notwithstanding timely, complete and proper submittals and good faith and diligent efforts) to obtain governmental approval of final development plans and design review in accordance with Development Standards, or obtain building permits, within the length of time identified on the Milestone Schedule attached as Exhibit F-1; inability to achieve Substantial Completion as the result of delay by PG&E in setting its meter and delivering the required gas load to the Property; or any other cause, whether similar or dissimilar to those stated above, not within Seller’s or the General Contractor’s reasonable control. In no event shall Permitted Delays include any “Owner Caused Delay” as defined in the Construction Contract other than those based on a change order executed by Purchaser which expressly allows for a Permitted Delay or other than an action by Purchaser or its contractors.

Permitted Title Exceptions means (a) non-delinquent real property taxes and assessments with respect to the Property for the year of Closing; (b) Exceptions 6-16, 21, 22 and 23 as shown on the PTR; (c) the lien of non-delinquent taxes and assessments; (d) routine and necessary utility and access easements; and (e) any other matters arising prior to Closing that have been caused by, through or under Purchaser or approved by Purchaser.

Person means any corporation, partnership, co-tenancy, joint venture, individual, business trust, real estate investment trust, trust, banking association, federal or state savings and loan institution, or any other legal entity, whether or not a party to this Agreement.

Predevelopment Costs means all costs incurred by Seller after the Effective Date in connection with this Agreement and the transaction contemplated hereunder prior to the commencement of construction of the Improvements, including, without limitation, architect and engineer fees, permit and other fees charged by Governmental Authorities and utility service companies, construction loan fees, development fees, subdivision or lot line adjustment fees and attorneys’ fees, and interest expense incurred by Seller in funding of Predevelopment Costs, pursuant to preliminary estimates as shown on Exhibit E, subject to the terms of Section 3 (a) (iii), below.

Property means the Land and the Improvements.

Punch List Work means any minor items of construction required by the Construction Documents, including, without limitation, any required paving or landscaping that was not finally completed on the Closing Date, which items shall not affect the Substantial Completion of the Improvements or the ability of Purchaser to use the Property for its intended use.

Purchaser’s Brokerage Representative means Jim Bohar of Colliers International.

Purchaser’s Designated Representative means Jim Grimes until such time as Purchaser shall designate a temporary or permanent replacement by written notice signed by a corporate officer of Purchaser and granting such person the authority to perform all acts required of Purchaser’s Designated Representative hereunder.

Put Option Parcel means approximately one and seventy-five one hundredths (1.75) acre portion of the Land shown on Exhibit A-2.

PTR means the Preliminary Title Report issued by the Title Company under order No. 914007-SDC, dated September 22, 2005.

Requirements of Governmental Authorities means any law, ordinance, order, requirement, rule, regulation, restriction, writ, injunction, decree, or demand of a Governmental Authority applicable to the Property but not with respect to Purchaser’s occupancy or use of the Property.

Seller’s Designated Representative means Joe Ernst until such time as Seller shall designate a temporary or permanent replacement by written notice signed by a corporate officer of Seller and granting such person the authority to perform all acts required of Seller’s Designated Representative hereunder.

Substantial Completion means the occurrence of the events or items identified in Section 3 (b) of Exhibit F to this Agreement

Title Commitment means the commitment, dated not earlier than the Completion of the Improvements, issued by the Title Company to Purchaser by the terms of which the Title Company agrees to issue the Title Policy insuring Purchaser’s fee simple title to the Property, upon payment of its customary premium by Purchaser and the issuance by Seller of the mechanic’s lien indemnity, pursuant to Section 6(b) of this Agreement, subject only to the Permitted Title Exceptions, and with the following endorsements: a modified comprehensive owner’s endorsement for improved land (CLTA 100.2) with respect to exceptions 8 and 16 set forth on Schedule B of the PTR; an encroachment easement with respect to existing easements of record (CLTA 103.3), if applicable; a mechanic’s lien endorsement (CLTA 101.4) unless such coverage is provided by the preprinted terms of the Title Policy; a survey endorsement (CLTA 116.1) with respect to an ALTA survey of the Property, if obtained by Purchaser as updated to reflect the improvements existing on the Property at Closing; a street access endorsement with respect to Harbor Bay Parkway (CLTA 103.7); an address endorsement (CLTA 116); a contiguity endorsement (CLTA 116.4); a subdivision compliance endorsement with respect to the final recorded legal description before Closing (CLTA 116.7); a zoning endorsement for improved land (CLTA 123.2); and a separate tax parcel endorsement.

Title Company means Chicago Title Insurance Company with offices at One Kaiser Plaza, Suite 745, Oakland, California.

Title Defect means any lien, claim of lien, encumbrance, deed of trust, security agreement, tenancy, restriction, covenant, assessment, charge, agreement, license, easement or right of possession, whenever occurring, except for the Permitted Title Exceptions.

Title Policy means the ALTA Standard Owner’s Policy of title insurance in the amount of the Purchase Price, issued by the Title Company to Purchaser, at its sole cost, at the Closing pursuant to the Title Commitment.

All terms used in this Agreement that are not defined in this Section will have the meanings set forth elsewhere in this Agreement.

Section 2. Purchase and Sale.

On the terms and conditions in this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the following:

(a) the Property;

(b) all transferable and assignable warranties, licenses, and permits owned or held by Seller or the General Contractor in connection with the ownership, construction, management, and operation of the Property; and

(c) Seller’s rights and interests under the Construction Documents, the Construction Contract, and all drawings and other documents and materials relating to the construction of the Improvements.

Section 3. Purchase Price.

(a) Upon completion of the Bid Process, the Purchase Price for the Property (“Purchase Price”) shall be calculated in accordance with the formula set forth in Exhibit D, attached hereto. As set forth on Exhibit E, the preliminary purchase price for the Property is Seventeen Million Three Hundred Fifty-Three Thousand Six Hundred Thirty-Four and No Dollars ($17,353,634).

Section 4. Deposit.

(a) Within two (2) business days after this Agreement is executed by Purchaser and Seller, Purchaser shall deposit into escrow at the Title Company via wire transfer the sum of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Deposit”) and the parties shall execute and cause the Title Company to record a short form memorandum of this Agreement in the public records in the County of Alameda, as described in Section 33 hereof. At such time as Seller delivers evidence reasonably satisfactory to Purchaser that Seller has conveyed the Land and assigned this Agreement to a single purpose entity wholly owned by Seller and with an independent director, Purchaser shall deposit into escrow at the Title Company via wire transfer sufficient funds to increase the Deposit to Three Million Four Hundred Sixty-Eight Thousand Nine Hundred Seventy-Nine Dollars ($3,468,979). In consideration for Seller’s execution of this Agreement, the Deposit shall be non-refundable as of the date deposited into Escrow by Purchaser, except as otherwise provided herein, and the Deposit and all interest earned thereon shall be credited against the Purchase Price upon the Closing. If Purchaser terminates this Agreement for any reason other than a material default by Seller or pursuant to Sections 5(a), 6(b), 8(a), 8(d) or 10, below, or if Purchaser otherwise materially breaches this Agreement, prior to the commencement of construction of the Improvements, then after expiration of applicable notice and cure periods, Seller may retain the Deposit and if Purchaser has not already done so, terminate this Agreement. If Purchaser terminates this Agreement for any reason other than a material default by Seller or if Purchaser otherwise materially breaches this Agreement, after the commencement of construction of the Improvements but prior to Substantial Completion of the Improvements, Seller may retain the Deposit and Purchaser shall reimburse Seller for all other costs in excess of the Deposit incurred by Seller as of the date of termination. Additionally, Seller may elect, at its sole discretion, upon delivery of thirty (30) days notice to Purchaser, to cause completion of the construction of the Improvements and recover from Purchaser an amount equal to Seller’s Total Development Costs (as defined below) less the sum of (i) the Deposit and any additional costs reimbursed by Purchaser and (ii) the reasonable net sale or lease proceeds, if any, received by Seller upon a sale or lease of the Property to a third party in a good faith arms’ length transaction. If Seller elects to complete construction of the Improvements, Seller will use good faith efforts to mitigate the Total Development Costs by using reasonable good faith efforts to market the Property for sale or lease to a third party upon completion of construction in a market rate transaction. Such reasonable good faith efforts may include making changes to the Improvements, in Seller’s reasonable discretion, to make the Property more marketable to potential purchasers or lessees. In the event Seller sells the Property to a third party purchaser for an amount greater than the Total Development Costs less the Deposit and any additional costs reimbursed by Purchaser, Seller shall refund to Purchaser the amount by which the sales price exceeds the Total Development Costs less the Deposit, up to a maximum of the amount of the Deposit. “Total Development Costs” shall mean all costs incurred by Seller in connection with this Agreement and the transactions contemplated hereunder, including, without limitation, the Predevelopment Costs, the costs set forth in Section 3 above (including the cost of the Land in an amount equal to $12.75 per square foot of the Land, net of assessments), any carrying costs incurred from the date of substantial completion of the Improvements through the sale or lease of the Property including payment of property taxes and assessments, association dues, building operating and maintenance expenses, additional finance charges and penalties under the Construction Loan and any permanent loan obtained by Seller, and any costs incurred by Seller in pursuit of its remedies under this Agreement.

(b) Deposit Instructions. The parties shall instruct the Title Company to hold the Deposit in accordance with the terms and conditions of this Agreement, with interest credited to the Purchase Price at Closing. In the event of a dispute between the parties hereto with respect to the disposition of the amount held in escrow, the funds shall be invested in escrow in accounts which are federally insured, which invest solely in government securities, or which are reasonably satisfactory to Seller, and shall be applied in accordance with the terms of this Agreement.

(c) Designation of Reporting Person. In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (for purposes of this Section 4, the “Code”), and any related reporting requirements of the Code and the California Revenue and Taxation Code (for purposes of this Section 4, the “R&T Code”) the parties hereto agree as follows:

(i) Seller and Purchaser shall designate the Title Company as the person to be responsible for all information reporting under Section 6045(e) of the Code (the “Reporting Person”) and the R&T Code. If the Title Company refuses to serve as the Reporting Person, Seller and Purchaser shall agree to appoint another third party as the Reporting Person.

(ii) Seller and Purchaser hereby agree:

(A) to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

(B) to provide to the Reporting Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.

(C) Each party hereto agrees to retain this Agreement for not less than four years from the end of the calendar year in which the Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefor.

Section 5. Default.

(a) (i) If, prior to the commencement of construction of the Improvements, Seller has materially defaulted under this Agreement by failing to perform its obligations under this Agreement and Seller fails to cure such default within ten (10) business days following Purchaser’s notice, (which notice shall be given, if at all, prior to the commencement of construction of the Improvements) or such longer period as reasonably may be required, as its sole remedy, Purchaser may terminate this Agreement by written notice to Seller, whereupon the entire Deposit and interest earned thereon will be returned to Purchaser and if not returned to Purchaser within five (5) days of demand shall bear interest at the rate of ten percent (10%) per annum. Purchaser expressly waives its rights to seek any damages in the event of Seller’s default under this subparagraph 5(a)(i). The provisions of this Section 5(a) shall survive the termination of this Agreement.

(b) (ii) Notwithstanding the foregoing, however, if either i) Seller commences construction of the Improvements but fails to achieve Substantial Completion of the Improvements by March 2, 2007, subject to extension for Permitted Delays; or ii) the Construction Lender records a Notice of Default against the Property pursuant to Section 2924, et seq. of the California Civil Code and such Notice of Default is not rescinded by the Construction Lender within sixty (60) days of recordation, Purchaser shall have the right to elect, by notice given within five (5) days after such date and prior to the Substantial Completion of the Improvements, either to i) require Seller to refund the full amount of the Deposit to Purchaser in the manner herein described, in which event this Agreement shall terminate and the parties shall have no further obligation to one another; or ii) purchase the Land for $10.00 per square foot (the “Release Price”) (which, if there is a land draw on the Construction Loan, shall be utilized by Seller to pay down such land draw), in which event Seller shall refund the Deposit at the Closing, less the amount of hard costs and soft costs incurred by Seller as of the date of termination. In the event Purchaser shall elect to purchase the Land, Purchaser shall assume the Construction Loan, if any, as of the date of such election and Seller shall assign such contracts for the design and construction of the Improvements to Purchaser as Purchaser may so elect, to the extent such contracts are assignable and Purchaser shall indemnify Seller for any claims or liabilities arising after such time as Purchaser assumes the Construction Loan and/or takes assignment of contracts for the design and construction of the Improvements. Any sale of the Property to Purchaser under this Section 5(a) shall close within fifteen (15) days of written demand by Purchaser. Seller shall pay and deposit with the Title Company cash at the Closing to cover (i) the balance of the land draw, if any, on the Construction Loan advanced to retire the Fremont Mortgage in excess of the Release Price; (ii) the cost of title insurance, transfer taxes and escrow fees; and (iii) sums needed to pay any monetary liens other than the Permitted Title Exceptions. The transfer shall otherwise occur in the manner described in Section 15, below, except for Sections 15(c)(ii), 15(d)(ii), 15(f)(iv) and 15(h).

(c) If Seller materially breaches this Agreement after Substantial Completion of the Improvements by refusing to convey title to the Property to Purchaser, Purchaser shall retain only the right of specific performance for such failure to convey title to the Property to Purchaser.

(d) Seller shall not be liable for any consequential damages including but not limited to business losses or lost profits of Purchaser upon occurrence of any default by Seller hereunder, except in the event of a default under Section 5(b), above.

(e) If Purchaser fails to make any payment when due under this Agreement or otherwise has materially defaulted under this Agreement by failing to perform its obligations under this Agreement and Purchaser fails to cure such default within ten (10) days following Seller’s notice to Purchaser’s Designated Representative, or such longer period as reasonably may be required, the entire Deposit will be paid to Seller. In addition to any other right or remedy available to Seller hereunder, Seller shall have the option to recover its Total Development Costs, pursuant to Section 4(a).

Section 6. Title.

(a) Purchaser acknowledges that it has received and reviewed (a) the PTR; (b) copies of all recorded documents referred to on Schedule B of the PTR; and (c) any existing survey of the Land provided that, if Purchaser elects to order an updated or new survey at any time, Purchaser may do so at Purchaser’s sole cost and expense. By its execution hereof, Purchaser hereby expressly waives and approves the Permitted Exceptions, and Purchaser waives any right to terminate this Agreement or condition to the purchase of the Property with respect to the Permitted Exceptions.

(b) As a condition to Purchaser’s obligation to purchase the Property under this Agreement, Title Company shall have issued the Title Commitment. Seller shall execute such mechanic’s lien indemnity, substantially similar to Exhibit K, as may be reasonably required by the Title Company in connection with issuance of the Title Policy. If at Closing the Title Company has not issued the Title Policy due to any Title Defects, Purchaser will have the following options, which must be exercised by Purchaser within five (5) business days after the earlier of the scheduled Closing Date or the date on which Seller gives notice to Purchaser that the Title Company will not be able to issue the Title Policy to:

(i) accept title to the Property with the Title Defects without reduction of the Purchase Price (except that if the Title Defect is in the form of a monetary lien created by Seller, Purchaser may, at its election, deduct from the Purchase Price at Closing the amount of the lien or encumbrance or Seller shall pay off such lien or encumbrance at Closing);

(ii) postpone the Closing for not more than fifteen (15) days to give Seller time in which to remove or correct the Title Defects, which Seller agrees to use reasonable good faith efforts to do so; or

(iii) elect not to consummate the transaction; provided that if the Title Defect is a monetary Title Defect which cannot be retired from the net cash proceeds otherwise available to Seller at Closing or was caused by the act or omission of Seller or its agents, employees and contractors, Seller shall be in material breach of this Agreement and Purchaser shall be entitled to terminate this Agreement in the manner described in Section 5(b), above.

If Purchaser elects to postpone the Closing under clause (ii), Purchaser will have the further choice of clause (i) or (iii) to be exercised by notice to Seller given within five (5) business days after expiration of the postponement. The Closing Date will be extended for a period of time (not to exceed thirty days) necessary to permit Purchaser to exercise the rights in this Section 6.

(c) Purchaser hereby agrees that, in the event Purchaser directs Seller to convey title to the Property at Closing to any Person other than Purchaser, the grantee shall have first assumed Purchaser’s interest in this Agreement prior to such Person being named the Grantee under the Grant Deed, in the form attached hereto as Exhibit G. Purchaser hereby agrees (and, if applicable, such grantee shall agree) to look solely to the Title Policy in connection with, and hereby releases (and, if applicable, such grantee shall release) Seller from any and all liability for, matters of title, except to the extent of Seller’s breach of warranties implied under the Grant Deed, pursuant to Civil Code Section 1113.

Section 7. Purchaser’s Due Diligence

(a) Purchaser acknowledges that Seller has prior to the execution of this Agreement delivered or made available to Purchaser the items listed on Exhibit J (collectively, the “Due Diligence Items”). All documents, materials and information furnished to or made available to Purchaser pursuant to this Section 7(a) have been furnished or made available to Purchaser for information purposes only and without representation or warranty by Seller with respect thereto, express or implied, except as may otherwise be expressly set forth in Section 12 below.

(b) There shall be no due diligence period following execution of this Agreement, however, Purchaser shall have the right to enter the Property for purposes of inspections in connection with the completion of the Improvements in accordance with Section 8 of this Agreement and Section 1.2(b)(ii) of Exhibit F to this Agreement. By its execution hereof, except as provided in Section 12, below, Purchaser hereby expressly waives and approves all matters set forth on Exhibit J and Purchaser waives any right to terminate this Agreement or condition the purchase of the Property with respect to any item shown on Exhibit J.

Section 8. Completion of Improvements.

(a) (i) Upon execution of this Agreement, Seller will commence and will diligently cause the Improvements to be designed and constructed in accordance with the Base Building Specifications, this Agreement and Exhibit F to this Agreement. Construction will be undertaken by the General Contractor pursuant to the Construction Contract. The cost of construction will be funded with the proceeds of the Construction

Loan and, to the extent applicable, the Additional Deposit (as such term is defined in Exhibit D hereto). Subject to Permitted Delays, if Seller has not closed the Construction Loan, recorded the lot line adjustment pursuant to Section 14(d) hereof, released the Fremont Lien and commenced construction of the Improvements by July 1, 2006, Purchaser shall have the right, as its sole remedy, to terminate this Agreement by written notice to Seller. In such event, Seller shall cause the Title Company to return the Deposit and all interest accrued thereon to Purchaser. If Seller fails to cause the Deposit to be returned to Purchaser with five (5) days of receipt or Purchaser’s termination notice, Seller shall pay interest to Purchaser on the amount of the Deposit wrongfully withheld at the rate of ten percent (10%) per annum from the date of the termination notice until the date the Deposit is refunded. Upon receipt of the Deposit refund, Purchaser shall execute a quitclaim of the Memorandum of Agreement, as described in Section 33, below, and shall cause such quitclaim to be recorded as soon as is reasonably practical.

(b) (ii) Notwithstanding anything to the contrary in this Agreement, if Seller is delayed in commencing construction of the Improvements due to Permitted Delays for one hundred eighty (180) days or more, Purchaser may terminate this Agreement by notice to Seller after such one hundred eighty (180) days of Permitted Delay have passed but prior to commencement of construction of the Improvements. In such event, Seller shall cause the Title Company to return the Deposit and all interest accrued thereon to Purchaser, less the amount of all Predevelopment Costs incurred by Seller up to the date of Seller’s receipt of Purchaser’s termination notice and Purchaser shall execute a quitclaim of the Memorandum of Agreement, as described in Section 33, below, and shall cause such quitclaim to be recorded as soon as is reasonably practical. If, after such termination and in the event Seller receives a refund of deposits to third parties for any portion of such Predevelopment Costs, Seller shall promptly forward the refunded amount, if any, to Purchaser. Seller shall exert reasonable efforts to obtain such refunds of deposits to third parties for any portion of such Predevelopment Costs.

(c) (iii) If, after Seller commences construction of the Improvements, Seller is delayed in achieving Substantial Completion of the Improvements due to Permitted Delays for one hundred eighty (180) days or more, Purchaser may terminate this Agreement by notice to Seller after such one hundred eighty (180) days of Permitted Delay have passed but prior to Seller’s achievement of Substantial Completion of the Improvements. In such event, Seller shall cause the Title Company to return the Deposit and all interest accrued thereon to Purchaser, less the amount of all Predevelopment Costs, all costs of construction of the Improvements incurred by Seller up to the date of Seller’s receipt of Purchaser’s termination notice and such amount as may be reasonably required by Seller to demolish the Improvements and/or restore the site to saleable condition, in Seller’s reasonable judgment, and Purchaser shall execute a quitclaim of the Memorandum of Agreement, as described in Section 33, below, and shall cause such quitclaim to be recorded as soon as is reasonably practical.

By execution of this Agreement, Seller fully accepts the risk of default by the General Contractor under the Construction Contract. Without limiting the generality of the foregoing, in the event the General Contractor breaches or is in default under the Construction Contract and Seller must expend sums in excess of the Guaranteed Hard Costs, such costs shall be borne by Seller and the Purchase Price hereunder shall not be increased.

(d) The Base Building Specifications and subsequent Schematic Design and Construction Documents may be changed from time to time at Purchaser’s request or with Purchaser’s approval, in the manner described in Exhibit F. Any such changes shall only be made by Seller under an Amendment of this Agreement prepared by Seller and executed by Purchaser that adjusts the Purchase Price and, if the change involves a Permitted Delay, the Closing Date. Purchaser’s approval of changes to the Base Building Specifications or the Construction Documents shall be deemed given by Purchaser if not provided within 5 days of receipt by Purchaser of the proposed changes.

(e) Pursuant to the Assignment, Seller shall assign to Purchaser all of Seller’s rights and interest in the Construction Contract, including any and all rights and interest in warranties concerning workmanship and materials in the Improvements, and subject to Seller’s warranty contained in Section 12(g) of this Agreement. Other than the foregoing warranties, Purchaser acknowledges that Seller has made no representations or warranties about the condition of the Property and that Purchaser is purchasing the Property in its “AS IS” condition on the Closing Date.

(f) If Seller does not achieve Substantial Completion, as defined in Section 3.3(b) of Exhibit F, between thirty-one (31) and sixty (60) days after the date specified for Substantial Completion of the Improvements in Exhibit F-1, as such date may be extended due to Permitted Delays, then the Gross Margin/Contingency (as such term is defined in Section 3(a)(iii)(8) of this Agreement) shall be reduced to an amount equal to Twelve and One-Half Percent (12.5%) If Seller does not achieve Substantial Completion between sixty-one (61) and ninety (90) days after the date specified for Substantial Completion of the Improvements in Exhibit F-1, as such date may be extended due to Permitted Delays, then the Gross Margin/Contingency shall be reduced to an amount equal to Ten Percent (10%). If Seller does not achieve Substantial Completion after ninety-one (91) days after the date specified for Substantial Completion of the Improvements in Exhibit F-1, as such date may be extended due to Permitted Delays, then Purchaser may terminate this Agreement by notice to Seller given within five (5) days following expiration of such ninety-one (91) day period and before Seller does so achieve Substantial Completion and Purchaser shall execute a quitclaim of the Memorandum of Agreement, as described in Section 33, below, and shall cause such quitclaim to be recorded as soon as is reasonably practical. Upon termination of this Agreement pursuant to this Section 8(d), Seller shall return the Deposit and all interest accrued thereon to Purchaser. If Seller fails to cause the Deposit to be returned to Purchaser with five (5) days of receipt or Purchaser’s termination notice, Seller shall pay interest to Purchaser on the amount of the Deposit wrongfully withheld at the rate of ten percent (10%) per annum from the date of the termination notice until the date the Deposit is refunded.

Section 9. Conditions to Purchaser’s Obligation to Purchase.

Purchaser will have no obligation to purchase the Property unless all of the following conditions precedent have been satisfied:

(a) Seller shall have obtained all governmental approvals for the lot line adjustment described in Section 14(d), below.

(b) The Substantial Completion of the Improvements has occurred on or prior to the Closing Date.

(c) The Property is not destroyed or damaged by fire or other casualty and, if any casualty has occurred, the Property is restored to a condition equivalent with the Completion of the Improvements by the Closing Date.

(d) The Title Company is committed to issue the Title Policy as of the Closing Date, subject only to payment of its customary premiums.

(e) Seller has not at any time prior to the Closing Date made an assignment for the benefit of creditors, nor filed a petition in bankruptcy, nor been adjudicated insolvent or bankrupt, nor petitioned a court for the appointment of any receiver of or trustee for it or any substantial part of its property, nor commenced any proceeding relating to Seller under any reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or later in effect. There has not been commenced or pending against Seller in any proceeding of the nature described in the first sentence of this Section 9 (e).

(f) No order for relief has been entered with respect of Seller under the Federal Bankruptcy Code at any time prior to the Closing Date.

(g) There exists no lease, tenancy, or occupancy agreement affecting the Property or any part thereof effective as of the Closing Date entered into by Seller and not approved by Purchaser in writing.

(h) Seller has complied and at Closing will be in compliance with each material covenant in this Agreement, and the representations and warranties in Section 12 will be true in all material respects as of the Closing Date.

(i) No notice has been given to Seller or Purchaser by a governmental agency at any time prior to the Closing Date that any condemnation or eminent domain proceeding has been threatened or commenced that would involve or result in the taking of any material portion of the Property, and no taking of any material portion of the Property has occurred which in Purchaser’s reasonable judgment would materially and adversely affect the suitability of the Property or any portion thereof for Purchaser’s intended use.

Section 10. Failure or Waiver of Conditions Precedent.

In the event any of the conditions set forth in Section 9 above are not satisfied by the date established herein or otherwise waived by Purchaser, then by notice from Purchaser to Seller, this Agreement shall, at Purchaser’s election terminate effectively immediately upon delivery of such written notice. The conditions precedent set forth in Section 9 are for the sole benefit of Purchaser and may be amended or waived only by a subsequent written instrument executed by

Purchaser (without implying any obligation to do so). The failure of any condition precedent set forth in Section 9 shall also constitute a default by Seller under the terms of this Agreement if the means of satisfaction are within Seller’s control or if the failure of the condition also constitutes a material breach of any of the covenants, representations or warranties of Seller under this Agreement in which Purchaser shall retain any and all rights and remedies at law or in equity except as otherwise provided in this Agreement. Purchaser’s consent to the Close of Escrow for the purchase of the Property pursuant to this Agreement shall waive any remaining unfulfilled conditions in favor of Purchaser.

Section 11. Completion of Punch List Work.

If on the Closing Date there is any incomplete Punch List Work, the Closing will nonetheless occur in accordance with this Agreement and Seller will, with all due diligence and in a good and proper manner, at Seller’s sole cost and expense, complete the Punch List Work within thirty (30) days after Closing or as promptly thereafter as is reasonable. A portion of the Purchase Price equal to the cost of the Punch List Work as reasonably determined by Seller (the “Completion Holdback”) shall be held in escrow until final completion of all Punch List Work.

Section 12. Seller’s Representations and Warranties.

As a material inducement to Purchaser, Seller warrants to Purchaser that, as of the Effective Date and as of the Closing Date, and such warranties shall survive the Closing Date without further certification:

(a) There are no actions, suits, or proceedings pending, or, to the knowledge of Seller, threatened, against Seller or the Property, or involving the validity or enforceability of this Agreement, including, without limitation, petitions under the Bankruptcy Act of 1978 or other petitions for reorganization or for debtor relief or for the appointment of a receiver.

(b) The execution and delivery of this Agreement by Seller and the performance and observance of the terms have all been authorized by all necessary actions of Seller. This Agreement has been duly executed and delivered by Seller and all third party consents required by Seller to enter into this Agreement have been obtained by Seller prior to the Closing Date. This Agreement is in full force and is enforceable against Seller in accordance with its terms.

(c) Seller has not entered into any other agreements for the sale, lease, license or other hypothecation of the Property, nor do there exist any rights of first refusal or options or other rights, whether or not of record, to purchase, acquire or lease all or any portion of, or interest in, the Property.

(d) Seller has not received any written notice directed to Seller that the Property is in violation of any code, ordinance or other law applicable to the Property or Purchaser’s use.

(e) Seller has not received any written notice directed to Seller of any pending or threatened claims, actions, suits, arbitrations, investigations or proceedings affecting the

Property or Seller’s ability to enter into this Agreement or consummate the transactions contemplated hereunder.

(f) To Seller’s knowledge, based upon the knowledge of Joe Ernst, without independent investigation except as set forth in that certain Phase I Environmental Site Assessment for ‘Lucent Technologies 75 Acre Purchase’, dated May 8, 2003, prepared by Hoexter Consulting, Inc., there are no hazardous materials or toxic substances on or under the surface of the Land in violation of applicable laws or regulations.

(g) Purchaser agrees that Seller shall not be liable for consequential damages arising as a result of a defect warranted hereunder. Seller shall inform Purchaser of, and assign to Purchaser (to the extent assignable) at the close of escrow hereunder, all written equipment warranties, if any, existing in favor of Seller which affect any equipment included solely in the Property caused to be constructed by Seller. The warranties to be given as set forth in this Paragraph 12 are all of the warranties of Seller with respect to the Property. EXCEPT TO THE EXTENT PROVIDED IN SECTION 14(G) OF THIS AGREEMENT, SELLER MAKES NO OTHER EXPRESS OR IMPLIED WARRANTY WITH RESPECT TO THE CONSTRUCTION OF THE PROPERTY INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF FITNESS FOR PURPOSE, SUITABILITY OR MERCHANTABILITY.

(h) Seller has not received written notice from any governmental authority that the Property is not in compliance with or violates applicable environmental and zoning laws. Seller has not requested, applied for, given its consent to or has knowledge of any pending zoning variances or change with respect to the Property. To the best of Seller’s knowledge, there is no existing, proposed or contemplated plan to widen, modify or realign any street or highway adjoining the Property which would affect access thereto, or any existing proposed or contemplated eminent domain proceeding that would affect the Property in any way whatsoever.

(i) The person executing any instruments for or on behalf of Seller was fully authorized to act on behalf of Seller.

(j) There is no agreement, in writing or otherwise, between Seller and any other person or persons for service, supply, maintenance, management or the operation of the Property or any portion of the business conducted thereon or thereat, which would become obligations of Purchaser and which are not cancelable upon thirty (30) days’ notice, without payment of any penalty or premium.

(k) If Seller becomes aware of any act or circumstance which would change or render incorrect, in whole or in part, any representation or warranty made by Seller under this Agreement, whether as of the date given or any time thereafter through the Closing Date and whether or not such representation or warranty was based upon Seller’s knowledge and/or belief as of a certain date, Seller will give prompt written notice of such changed fact or circumstance to Purchaser but such notice shall not release Seller of its liabilities or obligations with respect thereto.

Section 13. Purchaser’s Representations and Warranties.

As a material inducement to Seller, Purchaser represents and warrants to Seller that, as of the date of this Agreement and as of the Closing Date, the execution and delivery of this Agreement by Purchaser and the performance and observance of the terms have all been authorized by all necessary actions of Purchaser; this Agreement has been duly executed and delivered by Purchaser; and this Agreement is in full force and is enforceable against Purchaser in accordance with its terms.

Section 14. Seller’s Covenants.

Seller covenants with Purchaser that, through and including the Closing Date:

(a) So long as Purchaser is not in default (beyond any applicable notice and cure periods), Seller will not accept any back up offers to sell the Property.

(b) Seller shall not make changes in the Construction Documents without Purchaser’s prior approval in the manner required in Exhibit F hereto. However, Construction Contract change orders that do not constitute a material deviation from the Construction Documents or result in a change to the Purchase Price need not be approved by Purchaser.

(c) Any proposed changes to the Construction Documents that must be approved by Purchaser will be delivered to Purchaser’s Designated Representative in a timely manner. Purchaser shall have five (5) business days, or such other period as may be mutually acceptable to the parties hereto, to review such changes. Purchaser shall not unreasonably withhold its approval of such changes. Purchaser’s approval shall be deemed given if not provided within five (5) business days of delivery to Purchaser’s Designated Representative, or such other period as may be mutually acceptable to the parties hereto, after the date of Purchaser’s receipt of the proposed changes. Seller shall cooperate with Purchaser and will execute such documents as may be reasonably required to assign the contract with the General Contractor and the Architect’s agreement to Purchaser after Closing.

(d) Following execution of this Agreement, Seller, at is sole cost and expense, will prepare a lot line adjustment application for submittal to the City of Alameda to reconfigure the parcels, which make up the Land, as shown on Exhibit A-1.

(e) Prior to commencement of construction of the Improvements, Seller shall cause, at no cost to Purchaser, the release of the Land from the lien of the Fremont Mortgage.

(f) Prior to the Effective Date, Seller shall release the Land from the lien of the Fremont Mortgage or obtain from Fremont, at no cost to Purchaser the Fremont Consent.

(g) From and after the Closing and during the one year warranty period under the Construction Contract, Seller and its construction manager shall cooperate reasonably at no out-of-pocket cost to Seller, to resolve any disputes between the Purchaser and the General Contractor and/or the Architect concerning the physical condition of the Property after the Closing Date. To the extent of proceeds of insurance, if any, maintained, by Seller exclusively covering the construction of the Improvements, made available to Seller for such purpose, Seller warrants the Improvements against defects. Seller and Purchaser hereby acknowledge and agree that, other than the foregoing, Seller makes no warranty whatsoever with regard to the Improvements other than as expressly stated in this Section 14(g), and that Seller’s liability for any defects shall be limited to the available proceeds of insurance, if any, maintained by Seller exclusively covering the construction of the Improvements.

(h) After commencement of the Improvements and until Seller achieves Substantial Completion of the Improvements, Seller will carry all property insurance as required by the Construction Contract. As soon as is reasonably practical after receipt of Purchaser’s request and at Purchaser’s sole cost and expense, Seller shall carry earthquake insurance on the Improvements, to the extent Seller is able to obtain such coverage. To the extent carried by Seller, Seller shall name Purchaser as an additional insured under any primary commercial general liability insurance policy exclusively covering the construction of the Improvements.

Section 15. Closing.

(a) To accomplish the sale and transfer of the Property, the parties will establish an escrow (“Escrow”) with the Title Company (“Escrow Holder”). Each party will execute and deliver instructions to Escrow Holder that are consistent with this Agreement at least two (2) business days prior to the Closing.

(b) Seller shall deposit with Escrow Holder on or prior to the Closing the following documents executed on behalf of Seller and, where appropriate, acknowledged:

(i) a grant deed conveying the Property to Purchaser in the form of Exhibit G (“Deed”);

(ii) an assignment agreement assigning to Purchaser all of Seller’s right, title, and interest in all permits, licenses, contract rights and warranties related to the Property, in the form of Exhibit H (“Assignment”);

(iii) an affidavit of non-foreign status as contemplated by Section 1445 of the Internal Revenue Code, as amended (“FIRPTA Affidavit”);

(iv) an affidavit under California Revenue and Taxation Code Sections 18805 and 26131 (“Withholding Affidavit”);

(v) Escrow Holder’s preliminary closing statement, approved by Seller; and

(vi) if required by the Title Company, a mechanics’ lien indemnity from Seller in favor of the Title Company to cover potential mechanics’ liens related to the construction of the Improvements.

(c) Seller shall deliver to Purchaser outside of Escrow, within thirty (30) days after the Closing Date, the following:

(i) all manuals, instructions, warranties, documents and materials required under the Construction Documents or otherwise in Seller’s possession or control pertaining to the operation and maintenance of the Property;

(ii) a copy of the “as built” Construction Documents prepared by General Contractor; and

(iii) all governmental permits and licenses obtained by Seller relating to the Property.

(d) Purchaser will deposit with Escrow Holder on or prior to the Closing the following documents:

(i) executed counterpart originals of the Assignment; and

(ii) an acknowledged notice of completion as contemplated by California Civil Code Section 3093, if requested and prepared by Seller.

(e) At least one (1) business day prior to Closing, Purchaser shall deposit with Escrow Holder immediately available funds in the amount of:

(i) the Purchase Price less the Deposit; and

(ii) any funds required to be deposited by Purchaser in accordance with Escrow Holder’s preliminary closing statement, approved by Purchaser.

(f) On the Closing Date, Escrow Holder will close Escrow as follows:

(i) record the Deed (marked for return to Purchaser) with the Alameda County Recorder, which will be deemed delivery to Purchaser;

(ii) issue the Title Policy;

(iii) prorate non-delinquent taxes, assessments, rents, and other charges as provided in Section 16 of this Agreement;

(iv) disburse to Seller the Purchase Price less the Completion Holdback and any prorated amounts and charges to be paid by or on behalf of Seller;

(v) charge Purchaser for those costs and expenses to be paid by Purchaser pursuant to this Agreement and disburse any net funds remaining after the preceding disbursements to Purchaser;

(vi) prepare and deliver to both Purchaser and Seller one signed copy of Escrow Holder’s final closing statement showing all receipts and disbursements of the Escrow; and

(vii) deliver to Purchaser the Assignment, the FIRPTA Affidavit, and the Withholding Affidavit.

(g) Possession of the Property will be delivered to Purchaser at the Closing, subject to Purchaser’s right of early entry, otherwise described herein.

(h) The Completion Holdback will be released to Seller upon completion of the Punch List Work as reasonably determined by Purchaser’s Designated Representative.

Section 16. Prorations.

Escrow Holder will prorate the following costs at the Closing:

(a) Seller will pay for the cost of the county transfer tax and one-half (1/2) of the city transfer tax imposed upon the transfer of the Property from Seller to Purchaser.

(b) Purchaser will pay for the cost of any “as built” survey of the Property, the premium for the Title Policy, all recording charges in connection with recordation of the Deed, one-half (1/2) of the city transfer tax imposed upon the transfer of the Property from Seller to Purchaser, and the escrow fee charged by Escrow Holder.

(c) Real property taxes and interest on and amortization of assessments will be prorated at the Closing based on the most current real property tax bill available, provided, however, any additional property taxes that may be assessed after the Closing, but that relate to a period prior to the Closing, regardless of when notice of those taxes is received or who receives the notice shall be equitably adjusted between Seller and Purchaser after the Closing.

(d) All utility bills, any maintenance and service agreements assumed by Purchaser, and all owners’ association and common area maintenance charges will be prorated as of the Closing Date.

Section 17. Notices.

Whenever any notice, demand, or request is required or permitted, the notice, demand, or request shall be in writing and shall be addressed and delivered to the addresses below.

As to Seller:

Harbor Bay Acquisition LLC

c/o Pacific Coast Capital Partners, LLC

150 California Street, 22nd Floor

San Francisco, CA 94111

Attn: Jane Reynolds/Asset Manager

With a copy to:

Harbor Bay Acquisition LLC

c/o SRM Associates

1851 Harbor Bay Parkway, Suite 2000

Alameda, CA 94501

Attn: Joe Ernst/Development Manager

As to Purchaser:

Peet’s Coffee & Tea, Inc.

1400 Park Avenue

Emeryville, CA 94508

Attn: Jim Grimes

Any notice, demand, or request served on either of the parties in the previous manner will be deemed sufficiently given for all purposes under this Agreement upon the earlier of the time the notices, demands, or requests are delivered or one (1) business day following the day the notices, demands, or requests are delivered to a major national overnight courier or mail service, prepaid, addressed in accordance with the preceding portion of this Section. Either Purchaser or Seller will have the right to designate, from time to time by written notice to the other party, any other persons or other places in the United States that Purchaser or Seller may desire written notices to be delivered to. However, at no time will either party be required to send more than an original and two copies of any notice, demand, or request required or permitted.

Section 18. Brokerage Claims.

Except for Purchaser’s Brokerage Representative, whose fees and compensation Seller will pay, each of Seller and Purchaser warrants to the other that no real estate agents or brokers have been involved in negotiating this transaction. Except for the foregoing, in the event any claims arise for real estate commissions, finders fees, or compensation in connection with this transaction, the party under which such claim arises shall defend, indemnify and hold the other party harmless from any liability, loss, cost, damage, or expense, including, without limitation, attorneys’ fees and costs of litigation, incurred by the indemnified party as a result of the claim.

Section 19. Damage, Destruction, and Condemnation.

(a) Seller will bear the risk of loss for any damage, destruction, or condemnation that may occur prior to Closing and Seller shall carry “All Physical Loss” Builder’s Risk insurance covering Seller’s Work. The policy shall include as insureds Purchaser, Seller and its contractor and subcontractors, as their interests may appear. The amount of the insurance shall be one hundred percent (100%) of the replacement cost of Seller’s Work. If any portion of the Property is damaged or destroyed prior to Closing, Seller shall give notice to Purchaser giving Seller’s reasonable projection of whether the costs of repair and restoration are covered by insurance proceeds which will be made available to Seller and the estimated date for completion. If Seller gives notice that the proceeds of insurance available to Seller (less any deductibles) will not be sufficient to pay repair and restoration costs and Seller is not willing to pay uninsured costs exceeding deductible amounts, or if the date for repair and restoration will be more than one hundred eighty (180) days following the latest Closing Date otherwise anticipated under this Agreement, Purchaser may terminate this Agreement by notice given within fifteen (15) days following Seller’s notice. The failure of Purchaser to timely give notices provided under this Section shall be deemed to constitute Purchaser’s election not to terminate this Agreement. If Purchaser does not so terminate this Agreement, but substantial completion of repair and restoration does not occur by Seller’s estimated completion date, then Purchaser may, by notice to Seller given within five (5) days following such date and before such substantial completion, terminate this Agreement.

(b) If Purchaser elects to terminate this Agreement under this Section, neither party will have any rights or obligations accruing following such termination. If Purchaser does not elect to terminate this Agreement, this Agreement will remain in full force and, if there has been a taking of a portion of the Property, at the Closing Seller will assign to Purchaser all of Seller’s right, title, and interest to any condemnation awards that may later be made for the taking and shall credit against the Purchase Price any such award previously received by Seller.

Section 20. Successors and Assigns.

This Agreement may not be assigned by Purchaser without the prior written consent of Seller, which consent shall be at Seller’s reasonable discretion. Notwithstanding the foregoing, Purchaser may assign its rights under this Agreement to a parent, subsidiary or company affiliated with Purchaser as part of a merger or consolidation transaction or to a party who may acquire all or substantially all of the stock or assets of Purchaser upon notice to but without the consent of Seller. Purchaser shall not be relieved of liability hereunder by reason of any assignment of this Agreement. The Property shall not be sold, transferred, alienated or conveyed to any other party by Seller, nor shall this Agreement be assigned by Seller. Notwithstanding the foregoing, Seller shall have the right to pledge its rights in the Property to the Construction Lender or to assign its rights under this Agreement to one or more entities that are affiliates of Seller (including a single purpose entity with an independent director (provided, however that Purchaser shall pay all reasonable and customary costs associated with such independent director) acceptable to the Construction Lender whose sole asset is the Property and which is wholly owned by Seller), provided that the principal ownership of such entity is the same as Seller. Such assignment shall be effective provided that such entity or entities assume in writing all of Seller’s obligations under this Agreement, in which event Seller shall be released from its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

Section 21. Amendments.

No amendment to this Agreement will be binding on any of the parties to this Agreement unless the amendment is in writing and executed by all parties with the same formality as this Agreement is executed.

Section 22. Severability.

If any term, covenant, or condition of this Agreement or the application of them to any person or circumstance is, to any extent, invalid or unenforceable, the remainder of this Agreement or the application of the terms, covenants, and conditions to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected, and each term, covenant, or condition of this Agreement will be valid and be enforced to the fullest extent permitted by law.

Section 23. No Waiver.

No failure of any party to exercise any power given that party under this Agreement or to insist on strict compliance by any other party to its obligations, and no custom or practice of the parties in variation with the terms of this agreement will constitute a waiver of any party’s right to demand exact compliance with the terms.

Section 24. Entire Agreement.

This Agreement constitutes the entire Agreement of the parties and no representation, inducement, promise, or agreement, oral or written, between the parties not embodied by this Agreement, will be of any effect.

Section 25. Further Assurances.

Purchaser and Seller will at the time of Closing execute all other documents and take such other actions as shall reasonably be necessary in order to consummate the transaction contemplated in this Agreement.

Section 26. No Fiduciary Relationships.

Seller is not the agent or representative of Purchaser and Purchaser is not the agent or representative of Seller, and nothing in this Agreement will be construed to make Purchaser liable to anyone for goods delivered or services performed on the Property or for debts or claims accruing against Seller. Nothing in this Agreement will be construed to create any privity of contract or other relationship between Purchaser and anyone supplying labor or materials to the Property. Nothing in this Agreement, nor the acts of the parties, will be construed to create a partnership or joint venture between Seller and Purchaser.

Section 27. Applicable Law.

This Agreement will be interpreted and construed under and governed by the laws of the State of California. Venue for any action between Seller and Purchaser shall be in the Alameda County Superior Court.

Section 28. Time of Essence.

Time is of the essence as to each and every obligation contained in this Agreement to be performed by the parties.

Section 29. Attorneys’ Fees.

In any action or proceeding brought to enforce or interpret this Agreement, the prevailing party will be entitled to recover from the other party all reasonable costs, including without limitation, attorneys’ fees.

Section 30. Counterparts.

This Agreement may be executed in one or more counterparts. Each will be deemed an original and all, taken together, will constitute one and the same instrument.

Section 31. Construction.

The section headings and captions of this Agreement are, and the arrangement of this instrument is, for the sole convenience of the parties to this Agreement. The section headings, captions, and arrangement of this instrument do not in any way affect, limit, amplify, or modify the terms and provisions of this Agreement. The singular form will include plural, and vice versa. This Agreement will not be construed as if it had been prepared by one of the parties, but rather as if both parties have prepared it. Unless otherwise indicated, all references to sections are to this Agreement. All exhibits referred to in this Agreement are attached to it and incorporated in it by this reference.

Section 32. Designated Representatives.

For purposes of this Agreement, Purchaser’s Designated Representative shall be Jim Grimes until such time as Purchaser shall designate a temporary or permanent replacement by written notice signed by a corporate officer of Purchaser and granting such person the authority to perform all acts required of Purchaser’s Designated Representative hereunder. Seller’s Designated Representative shall be Joe Ernst until such time as Seller shall designate a temporary or permanent replacement by written notice signed by a corporate officer of Seller and granting such person the authority to perform all acts required of Seller’s Designated Representative hereunder.

Section 33. Memorandum of Agreement.

On the Effective Date, Seller and Purchaser shall execute a Memorandum of Agreement substantially in the form attached hereto as Exhibit L which Memorandum of Agreement shall be recorded as soon as is reasonably practical in the Official Records of Alameda County. In the event this Agreement is terminated by Seller due to Purchaser’s breach, Purchaser shall execute a quitclaim of the Memorandum of Agreement and shall cause such quitclaim to be recorded as soon as is reasonably practical.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SELLER:	PURCHASER:

HARBOR BAY ACQUISITION LLC, a Delaware limited liability company	PEET’S COFFEE & TEA, INC., a Washington corporation

By:	By:
Name:	Name:
Title:	Title:

By:
Name:
Title: